Exhibit 10.15

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is entered into by and between Henry Hryckiewicz (“Employee”) and WideOpenWest, Inc. (the “Company”) on this 18th day of April, 2024 (the “Effective Date”).

Recitals

WHEREAS, the Company desires to offer a retention bonus opportunity to incentivize Employee to remain employed with the Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1.	Retention Bonus. If Employee remains “actively employed with the Company” (as defined below) between the Effective Date and December 31, 2024, Employee will become eligible for the following retention award (the “Retention Award”), the achievement and payment of which, if any, shall be calculated as follows:
(a)	Subject to Section 2(b) below, the Retention Award opportunity will be based on the achievement of 2024 Houses Passed (net new builds) (as such term is defined in the Company’s SEC filings, which, for the avoidance of doubt, includes businesses passed) based on the Company’s long range plan; the performance and payout curve is calculated below based on a Retention Award opportunity of $550,000 in cash, payable upon Compensation Committee confirmation of 2024 Houses Passed at its first regularly scheduled meeting in 2025:

	Threshold	Threshold Plus	Target	Maximum
Performance (% of Target)	80% of Target	90% of Target	100% of Target	110% of Target
Performance (Houses Passed)	[*] ([*] of which must include Greenfield Houses Passed)	[*] ([*] of which must include Greenfield Houses Passed)	[*] ([*] of which must include Greenfield Houses Passed)	[*] ([*] of which must include Greenfield Houses Passed)
Payout (% of Target)(1)	40% of Target	50% of Target	100% of Target	150% of Target
Cash Earned	$137,500	$275,000	$550,000	$825,000
(1)	Payouts will be interpolated on a straight-line basis for performance between (i) threshold and target and (ii) target and maximum

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(b)In the event that the Company’s long-range plans with respect to Houses Passed are adjusted downward during calendar year 2024 to account for the Company’s sales of any systems or other strategic initiatives, the targets above shall be proportionally adjusted with respect to Edge-Out Houses Passed; provided, however, that the threshold number of Greenfield Houses Passed for achievement of each level shall remain as set forth above.

2.	Pro Rata Payment. If, during the performance period, the Company terminates Employee’s employment without “Cause” or Employee resigns for “Good Reason” as defined below, the Company will pay Employee a portion of the cash component of the Retention Award which will be pro-rated based on the number of completed months of employment during the performance period divided by the 12 month performance period and the amount of the Retention award shall be based on actual performance during the performance period as reflected in the Company’s compensation expense accrual for such award as near as practicable to Employee’s separation from service. Such payment, if any, will be paid upon Compensation Committee confirmation of 2024 Houses Passed at its first regularly scheduled meeting in 2025, but no later than March 14, 2025.
3.	For purposes of this Agreement, “actively employed with the Company” means that Employee remained employed as a full-time employee of the Company at all times throughout the entire performance period, excluding any periods of absence due to an approved leave, Company holidays, Company-mandated absences, and approved vacation absences.
4.	For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in that certain Letter Agreement of Employment dated December 19, 2019 between the Company and Employee.
5.	No Repayment Obligation. If Employee’s employment with the Company ends, regardless of reason, Employee will not be required to repay any Retention Award payments received by Employee.
6.	Termination of this Agreement. Except as set forth specifically in Section 4 above, no further Retention Award amount will be owed to Employee as of the date Employee’s employment ends, regardless of the reason for which Employee’s employment ends.
7.	At Will Employment. Nothing in this Agreement alters Employee’s “at-will” employment status, and either the Company or Employee may end the employment relationship at any time, with or without cause.
8.	Severability. If any provision of this Agreement is found to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the provision and/or any and all remaining provisions enforceable to the maximum extent allowable by law.
9.	Entire Agreement. Colorado law will govern this Agreement, which may be amended and/or waived only with the prior written consent of the Company and Employee. This Agreement reflects the entire agreement between Employee and the Company regarding the Retention Bonus and supersedes all prior, contemporaneous, oral, or written understandings, statements, representations, or promises with regard to the Retention Awards.

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The parties hereto confirm their agreement by the signatures shown below.

By: /s/ Leslie Peabody   By: /s/ Henry Hryckiewicz

Leslie Peabody Henry Hryckiewicz

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